Exhibit 23.2

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of IGI, Inc. on Form S-8 and S-3 (No. 33-35047), on Form S-8 and S-3 (No. 33-43212), on Form S-8 (No. 33-63700), on Form S-8 (No. 33-65249), on Form
S-8 (No. 333-28183), on Form S-8 (No. 333-65553), on Form S-8 (No. 333-
67565), on Form S-8 (No. 333-79333), on Form S-8 (No.333-79341), on Form S-
3 (No.333-47006) and on Form S-8 (No. 333-52312), of our report dated April 12, 2000, except as to Note 8 (which appears in IGI, Inc.'s Annual Report on Form 10-KA for the year ended December 31, 1999, which was filed on September 1, 2000), which is as of August 18, 2000, on our audits of the consolidated financial statements and financial statement schedule of IGI, Inc. as of December 31, 1999 and for the two years in the period ended December 31, 1999, which appears in this Form 10-K.


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 27, 2001